SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                              MEDFORD BANCORP, INC.
             (Exact name of registrant as specified in its charter)

             Massachusetts                              04-3384928
             -------------                              ----------
(State of incorporation or organization)       (IRS Employer Identification No.)

      29 High Street, Medford, MA                         02155
      ---------------------------                         -----
(Address of principal executive offices)               (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. |_|

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. |_|

        Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

        (Name of each exchange on which each class is to be registered):

        Securities to be registered pursuant to Section 12(g) of the Act:

                    PREFERRED STOCK PURCHASE RIGHTS (AMENDED)
                    -----------------------------------------
                    (Title of each class to be so registered)

Item 1. Description of Registrant's Securities to be Registered

      Medford Savings Bank (the "Bank") and State Street Bank and Trust Company (the "Rights Agent") entered into a Shareholder Rights Agreement, dated as of September 22, 1993 (the "Original Rights Agreement"), pursuant to which, among other things, the Board of Directors of the Bank authorized and declared a dividend distribution of one Right (as defined in the Original Rights Agreement and hereinafter referred to as a "Bank Right") per share of common stock, par value $.50 per share, of the Bank ("Bank Common Stock") outstanding as of the close of business on October 8, 1993 (the "Record Date"), to holders of outstanding shares of Bank Common Stock as of the Record Date.

      Thereafter, the Bank and Medford Bancorp, Inc. (the "Company") entered into a Plan of Reorganization and Acquisition (the "Plan of Reorganization"), dated July 29, 1997, duly approved by the holders of Bank Common Stock at a meeting held on September 16, 1997, pursuant to which the Bank became a wholly-owned subsidiary of the Company and shares of Bank Common Stock (together with associated preferred stock purchase rights (i.e., the Bank Rights)), except those held by stockholders exercising dissenters' rights, were converted into and exchanged for an equal number of shares of common stock, par value $.50 per share, of the Company (together with associated preferred stock purchase rights (i.e., the Rights, as hereinafter defined)).

      In accordance with the Plan of Reorganization, the Board of Directors of the Company determined that it was in the best interests of the shareholders of the Company to amend and restate the Original Rights Agreement in its entirety to, among other things, confirm that the Bank Rights issued pursuant to the Original Rights Agreement converted to equivalent preferred stock purchase rights (the "Rights") with respect to the Common Stock (as defined in the Company's Amended and Restated Shareholder Rights Agreement, dated as of November 26, 1997 (the "Rights Agreement")). Therefore, on November 25, 1997, the Boards of Directors of the Bank and the Company adopted resolutions confirming the conversion of the Bank Rights to the Rights concurrently with the conversion and exchange of Bank Common Stock for the Common Stock.

      The description of the terms of the Rights Agreement is set forth in a Form 8-A filed by the Company on November 26, 1997. Such description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as an exhibit with such Form 8-A and is incorporated herein by reference, and to the amendments to the Rights Agreement referred to below.

      On November 6, 2001, the Bank, the Company, State Street Bank and Trust Company and Equiserve Trust Company, N.A. entered into an Amendment to Shareholders Rights Agreement, pursuant to which, among other things, Equiserve Trust Company, N.A. was appointed as rights agent (the "First Amendment"). The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as Exhibit 2 and is incorporated herein by reference.

      The Rights Agreement has also been amended by an Amendment to Amended and Restated Shareholders Rights Agreement dated as of June 13, 2002 (the "Second Amendment").

The purpose of the Second Amendment is to ensure, among other things, that the execution, delivery and performance of (1) the Agreement and Plan of Merger by and among the Company, Citizens Financial Group, Inc. and Citizens Bank of Massachusetts ("CBM") and (2) the Stockholder Voting Agreements between CBM and certain directors and officers of the Company do not cause the Rights issued under the Rights Agreement to become exercisable. The description of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is attached hereto as Exhibit 3 and is incorporated herein by reference.

Item 2.   Exhibits

      1. Amended and Restated Shareholder Rights Agreement, dated November 26, 1997, among Medford Bancorp, Inc., Medford Savings Bank and State Street Bank and Trust Company, as Rights Agent (incorporated by reference to the exhibit filed with the Company's Form 8-A dated November 26, 1997).

      2. Amendment to Shareholder Rights Agreement, dated November 6, 2001, by and among Medford Bancorp, Inc., Medford Savings Bank, State Street Bank and Trust Company and Equiserve Trust Company, N.A., as Rights Agent.

      3. Amendment to Amended and Restated Shareholder Rights Agreement dated June 13, 2002 among Medford Banccorp, Inc., Medford Savings Bank and Equiserve Trust Company, N.A., as Rights Agent.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    MEDFORD BANCORP, INC.


Date: June 26, 2002                 By: /s/ Phillip W. Wong
                                        ---------------------
                                        Name: Phillip W. Wong
                                        Title: E.V.P. & C.F.O.